SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

November 19, 2013
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

The Board of Zion Oil & Gas, Inc. (the Company”) appointed on November 13, 2013 Mr. John M. Brown to serve as the Chief Executive Officer, effective January 1, 2014, and to continue serving as the Executive Chairman of the Company .  Previously, the Board appointed, effective October 18, 2012, John Brown, age 72, as Interim Chief Executive Officer.  Mr. Brown is the founder of Zion and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. He also served as the Company’s Chief Executive Officer until September 2004 and as President until October 2001. Prior to founding the Company, Mr. Brown had been actively pursuing a license for oil and gas exploration in Israel for many years. His efforts led to our obtaining, in May 2000, the Ma'anit License in the Joseph Project, the precursor to the Joseph License. Mr. Brown holds a BBA degree from Fullerton College.

The Company and John M. Brown have entered into an employment agreement due to Mr. Brown’s appointment as Chief Executive Officer to be effective January 1, 2014, and his continuation as serving as the Executive Chairman. The employment agreement, which was due to Mr. Brown’s appointment as Chief Executive Officer effective January 1, 2014 and his continuation as the Executive Chairman for the Company, was approved by the Compensation Committee of the Company’s Board of Directors.  Under the agreement, Mr. Brown will be paid an annual salary of $231,000, subject to annual review and adjustments.  By its terms, the agreement provides for an initial term commencing January 1, 2014 and ending December 31, 2016.  After expiration of the initial term, the agreement automatically renews for successive two year terms, unless the Company or Employee indicates in writing, more than 90 days prior to the termination of the initial term or any renewal term that it does not intend to renew the agreement..

The agreement provides that, during each year that the agreement remains in effect, Mr. Brown is entitled to nonqualified stock options to purchase up to 25,000 shares of Common Stock at a per share exercise price of $0.01 during the Initial Term with 5,000 shares vesting at the end of each 90 day period commencing March 31, 2014.  Also, Mr. Brown will receive an annual bonus of $30,000.

The Employee may terminate this agreement upon 60 business days prior written notice given by the Employee to the Company and the Company shall pay all bonuses and other benefits earned or accrued up to the termination date. If during the initial term the Company were to terminate the agreement for any reason other than “Just Cause” (as customarily defined), then the Company is to pay to Mr. Brown the base salary for the longer of the remaining period of the Initial Term or 12 months, as well as all benefits earned and accrued through such date. If the Company were to terminate the agreement during a renewal term, the Company shall pay the Employee an amount equal to the base salary for a period of 12 months, as well as all benefits earned and accrued through such date. The employment agreement provides for customary protections of the Company’s confidential information and intellectual property.

No family relationship exists between Mr. Brown and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: November 19, 2013	By:	/s/ Victor G. Carrillo
Victor G. Carrillo
President and Chief Operating Officer